Filed Pursuant to Rule 424(b)(3)
Registration No. 333- 281027

Prospectus Supplement No. 1, dated February 3, 2025
to Prospectus dated August 6, 2024

Dividend Reinvestment and
Stock Purchase and Sale Plan

An Open Availability and Dividend Reinvestment Plan

294,163 Shares of Common Stock

This prospectus supplement amends and supplements the prospectus, dated August 6, 2024 (the “Prospectus”), related to the Dividend Reinvestment and Stock Purchase and Sale Plan (the “Plan”) of Tompkins Financial Corporation (“Tompkins Financial” or “we”), which forms part of Tompkins Financial’s Registration Statement on Form S-3, as amended (Registration Statement No. 333-281027). This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

Effective as of January 31, 2025 (the “Effective Date”), Broadridge Corporate Issuer Solutions, LLC, was appointed as transfer agent and registrar for Tompkins Financial’s common stock and became the administrator for the Plan, replacing Equiniti Trust Company, LLC. We are filing this prospectus supplement to amend and restate certain portions of the Prospectus to reflect this change. For a full description of the provisions of the Plan as of the Effective Date, please read this prospectus supplement together with all of the information under the heading “Description of the Plan” in the Prospectus.

Our common stock is traded on the NYSE American LLC under the symbol “TMP”. The last reported sale price of our common stock on January 30, 2025, as reported on the NYSE American, was $67.41 per share.

Except as set forth in this prospectus supplement, the Prospectus remains unchanged.

Plan accounts are not savings accounts, deposit accounts or obligations of any bank. Thus, Plan accounts are not insured by the FDIC, SIPC or any other government agency, and may lose value. There is no bank guaranty of your Plan account or the securities in your account. If you participate in the Plan, you will be purchasing shares of our common stock and should consider carefully the investment risks, including the possible loss of your investment and other risk factors. See the “Risk Factors” section beginning on page 1 of the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this prospectus supplement is February 3, 2025.

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In the fourth paragraph on the cover page of the Prospectus, the reference to “Equiniti Trust Company, LLC,” as the Plan Administrator, is hereby replaced with a reference to “Broadridge Corporate Issuer Solutions, LLC,” as the Plan Administrator.

The first and second paragraphs on p. 2 of the Prospectus, under the heading “Overview of the Plan”, are hereby amended and restated in their entirety to read as follows:

The Dividend Reinvestment and Stock Purchase and Sale Plan (the “Stock Purchase Plan” or the “Plan”) described in this prospectus is sponsored by Tompkins Financial Corporation and administered by Broadridge Corporate Issuer Solutions, LLC (the “Plan Administrator”). This prospectus provides you with a summary and the complete details of the Stock Purchase Plan. I If you have additional questions after reading through this material, please contact the Plan Administrator, Broadridge Corporate Issuer Solutions, LLC, at:

Telephone: 1-877-573-4008

Email Address: shareholder@broadridge.com

Written Correspondence
Broadridge Corporate Issuer Solutions, LLC.
P.O. Box 1342
Brentwood, NY 11717-0718

Overnight Mail
Broadridge Corporate Issuer Solutions, LLC.
Attn: IWS
1155 Long Island Avenue
Edgewood, NY 11717-8309

or by accessing Broadridge Corporate Issuer Solutions’ website, at: https://shareholder.broadridge.com/tmp (Tompkins Financial disclaims any responsibility for information contained on Broadridge Corporate Issuer Solutions, LLC’s website other than the Plan prospectus).

This prospectus is not an offer to sell nor a solicitation of an offer to purchase shares of our common stock. Broadridge Corporate Issuer Solutions and Tompkins Financial Corporation provide no advice and make no recommendations with respect to any security. Any decision to purchase or sell securities must be made by each individual Plan participant based on his or her own research and judgment after consultation with a professional investment advisor. Participation in the Plan is voluntary and may be prohibited by the laws of certain countries other than the United States.

The first paragraph on p. 4 of the Prospectus, under the heading “Further Description of Plan Services – Eligibility & Enrollment”, is hereby amended and restated in its entirety to read as follows:

Almost everyone is eligible to enroll in the Plan. You may participate in the Plan if you already own shares of our common stock, and if you do not own any shares of our common stock, you may enroll by making an initial purchase of at least $100 directly through the Plan. To receive a Plan Enrollment Application or additional copies of this prospectus, simply contact Broadridge Corporate Issuer Solutions, the Plan Administrator, either at its toll-free number, 1-877-573-4008, or by accessing Broadridge Corporate Issuer Solutions’ website at https://shareholder.broadridge.com/tmp.

The last paragraph on p. 4 of the Prospectus, under the heading “Further Description of Plan Services – Simple, Secure Internet Account Access”, is hereby amended and restated in its entirety to read as follows:

You can complete all your share transactions, including purchases, sales and requests for certificates, on the Internet at https://shareholder.broadridge.com/tmp. You can also review your account status online.

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The first and second paragraphs on p. 5 of the Prospectus, under the heading “Answers to Frequently Asked Questions – How Do I Enroll in the Plan?”, are hereby amended and restated in their entirety to read as follows:

There are two easy ways to enroll in the Stock Purchase Plan. One option through which registered shareholders and first-time investors can enroll in the Plan is by completing and signing a Plan Enrollment Application and sending it to Broadridge Corporate Issuer Solutions, LLC, the Plan Administrator, at the address listed on page 8 of this prospectus. The account will be opened as soon as possible after the Plan Administrator receives your properly completed and signed Plan Enrollment Application. You can obtain Plan Enrollment Applications and copies of this prospectus by contacting the Plan Administrator at its toll-free number, 1-877-573-4008. In addition, Tompkins Financial may, in the future, offer the option of enrollment by payroll deduction to employees of Tompkins Financial or one of its subsidiaries. If this option becomes available, eligible employees may elect to make optional cash payments by having contributions deducted from their biweekly paychecks, in accordance with procedures communicated by the human resources representatives of Tompkins Financial and its subsidiaries.

You can also enroll in the Plan by purchasing shares through the Plan Administrator’s website at https://shareholder.broadridge.com/tmp by selecting the “DSPP Wizard” and then choosing the link for Tompkins Financial Corporation. On the “Plan Details” page, select “Invest Now” and follow the wizard, which will guide you through the five-step process. The minimum initial investment for non-holders purchasing in this manner is $100. You will receive an e-mail confirming receipt of your transaction as soon as you complete the wizard, as well as an e-mail within two business days confirming the number of shares purchased and their price.

The last three paragraphs on p. 5 of the Prospectus, under the heading “Answers to Frequently Asked Questions – How Can I Purchase Additional Shares?”, are hereby amended and restated in their entirety to read as follows:

To make an investment online, visit https://shareholder.broadridge.com/tmp to log into your account. Once you have logged in, click on “Account Activity” and select “Purchase Shares” from the drop-down menu. Please be sure you have your bank account number and bank routing number available and follow the prompts on the screen to complete your optional cash purchase.

You may authorize the Plan Administrator on the Plan Enrollment Application to make automatic monthly purchases of a specified dollar amount, paid for by automatic withdrawal from your bank account by electronic funds transfer. You may also sign up for monthly electronic funds transfer by accessing the Broadridge Corporate Issuer Solutions website at https://shareholder.broadridge.com/tmp and following the simple instructions for adding a reoccurring optional investment. Funds will be withdrawn from your bank account on the 10th day of each month (or the next business day if the 10th day of the month is not a business day). All purchases will apply the total funds toward shares of our common stock, and both full shares and fractional shares (to at least three decimal places) will be credited to your Plan account. To stop making monthly purchases by automatic withdrawal, you must send the Plan Administrator written, signed instructions.

All cash contributions not made by electronic funds transfer must be made by personal or bank issued check drawn on a United States bank in U.S. currency, payable to “Broadridge Corporate Issuer Solutions, LLC” and include “Tompkins Financial Corporation Plan”. Third party checks cannot be accepted and will be returned. If a check is returned to the Plan Administrator as “unpaid,” the Plan Administrator will resell the shares purchased with those funds and sell additional shares from your account, as necessary, to reimburse itself for any fees or losses incurred when reselling the shares from your account.

The second paragraph under the heading “Answers to Frequently Asked Questions – What Fees Are Involved?” on p. 6 of the Prospectus, is hereby amended and restated in its entirety to read as follows:

For first-time purchases by investors who are not already registered holders of our common stock on the records of Broadridge Corporate Issuer Solutions, our transfer agent, the minimum initial investment amount is $100.

The first paragraph under the heading “Answers to Frequently Asked Questions – May I Sell My Shares?” on p. 7 of the Prospectus, is hereby amended and restated in its entirety to read as follows:

You may instruct the Plan Administrator to sell any or all shares of our common stock held in your account. Simply complete and sign the tear-off portion of your account statement or transaction confirmation notice and mail it to the Plan Administrator. Be certain that all participants named on the account sign the instructions. Alternatively, you may request a sale online by following the instructions at https://shareholder.broadridge.com/tmp. If you have questions, you may call the Plan Administrator’s toll-free number (1-877-573-4008) or access its website at https://shareholder.broadridge.com/tmp.

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The paragraph under the heading “Answers to Frequently Asked Questions – Can I Request a Stock Certificate?” on p. 7 of the Prospectus, is hereby amended and restated in its entirety to read as follows:

You may at any time request the Plan Administrator to issue you a physical certificate for some or all of the shares held in your Plan account by calling the Plan Administrator’s toll-free telephone number (1-877-573-4008).

The information under the heading “Answers to Frequently Asked Questions – How Do I Contact the Plan Administrator?” on p. 8 of the Prospectus, is hereby amended and restated in its entirety to read as follows:

The Plan is administered by Broadridge Corporate Issuer Solutions, LLC, our transfer agent. To obtain enrollment information, including a prospectus and Plan Enrollment Application, or to obtain information concerning your account if you are an existing participant, or for sales, liquidations, transfers, withdrawals or optional cash contributions, please contact the Plan Administrator, either at its toll-free number:

1-877-573-4008

or by accessing its website, at: https://shareholder.broadridge.com/tmp. Tompkins Financial disclaims any responsibility for information contained on the Plan Administrator’s website other than the Plan prospectus.

You may also write to the Plan Administrator at:

Written Correspondence

Broadridge Corporate Issuer Solutions, LLC.

P.O. Box 1342

Brentwood, NY 11717-0718

Overnight Mail
Broadridge Corporate Issuer Solutions, LLC.
Attn: IWS
1155 Long Island Avenue
Edgewood, NY 11717-8309

Prior to forwarding instructions to enroll in the Plan, please read the information contained in “Terms and Conditions of the Plan – Summary of Plan Services and Fees to Participants”.

The paragraph under the heading “Terms and Conditions of the Plan – 1. Introduction.” on p. 9 of the Prospectus, is hereby amended and restated in its entirety to read as follows:

The Tompkins Financial Corporation Dividend Reinvestment and Stock Purchase and Sale Plan (the “Stock Purchase Plan” or the “Plan”) provides registered holders of Tompkins Financial Corporation common stock and other interested first-time investors with a simple, economical and convenient way of investing in our common stock. The Stock Purchase Plan is sponsored by Tompkins Financial Corporation (“Tompkins Financial”), and is administered by Broadridge Corporate Issuer Solutions, LLC (the “Plan Administrator”). Enrollment in the Stock Purchase Plan is voluntary. You may not be able to enroll in the Plan if you reside in certain countries. If you reside outside the United States, you should determine whether you are subject to any governmental regulation prohibiting your participation in the Plan.

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